Exhibit 99.6

Abcam in Focus Jonathan Milner Private and Confidential www.abcamfocus.com June 2023

Disclaimer

This document has been prepared by and on behalf of Dr. Jonathan Milner (Dr. Milner). Dr. Milner is providing this document for informational and discussion purposes only.

The views expressed herein reflect the opinions of Dr. Milner as of the date hereof. Dr. Milner reserves the right to change or modify any opinions expressed herein at any time and for any reason and expressly disclaims any obligation to correct, update, or revise the information contained herein or to otherwise provide any additional materials. All the information contained herein is based on Dr. Milner's independent research and analysis and publicly available information, which may include, but is not limited to, publicly available disclosures, earnings calls and other Company-hosted events open to the public, news articles and other media reports, sell-side analyst reports, independent research projects conducted by third parties, and publicly-available databases. The materials in this document have not been prepared or endorsed by the Company and may not be attributed to the Company in any way. The information expressed herein is unaudited, reflects the judgment of Dr. Milner only through the date of this document, and is subject to change at any time. Facts have been obtained from sources considered reliable but are not guaranteed. Dr. Milner recognizes that there may be confidential or otherwise non-public information with respect to the Company that could alter his opinions were such information known. This document does not purport to contain all the information that may be relevant to an evaluation of the Company, Company securities, or the matters described herein. Dr. Milner disclaims any obligation to correct, update or revise these documents or to otherwise provide any additional materials to any recipient of these documents.

Dr Milner has a beneficial ownership interest, and/or an economic interest, in the securities discussed herein. Nothing in this document should be taken as any indication of Dr. Milner's current or future trading or voting intentions which may change from time-to-time. Dr. Milner intends to review his investments in the Company on a continuing basis and depending on various factors, including without limitation, the Company's financial position, strategic direction, the outcome of any discussions with the Company, overall market conditions, and the pricing of securities, transact in the securities of the Company and reserves the right to take any actions with respect to his investments in the Company as he may deem appropriate. Dr. Milner expressly disclaims any obligation to notify others of any such changes.

Except for the historical information contained herein, the information and opinions contained in this document constitute forward-looking statements, including estimates, projections and other forward-looking statements, some of which can be identified by the use of forward-looking terminology such as "may," "will," "should," "anticipate," "expect," "project," "intend," "believe," or variations thereon or comparable terminology. Forward-looking statements are inherently unreliable as they are based on estimates and assumptions about exit and valuation multiples, and events and conditions that have not yet occurred, all of which may prove to be incorrect. Forward-looking statements are subject to uncertainties and changes (including changes in market valuation multiples, earnings assumptions, economic, operational, political or other circumstances or management), all of which are beyond Dr. Milner's control and that may cause the relevant actual results to be materially different from the results expressed or implied by the forward-looking statements. No assurance, representation or warranty is made by any person that any of the forward-looking statements will be achieved, that the Company will be able to avoid losses or that any company will be able to implement its intended activities. Neither Dr. Milner nor any of his affiliates, advisers and agents makes any assurance, representation or warranty as to the accuracy or reasonableness of the forward-looking statements nor have any of them independently verified the forward-looking statements.

This document should not be construed as, directly or indirectly, seeking any confidential information. Dr. Milner disclaims any obligation to treat the receipt of such information as confidential, unless done so expressly in writing. No agreement, commitment, understanding, or other legal relationship exists or may be deemed to exist between or among Dr. Milner and any other person by virtue of furnishing this document. Dr. Milner is not acting for or on behalf of, and is not providing any advice or service to, any recipient of this document. Before determining any course of action, any recipient should consider any associated risks and consult with its own independent advisors as it deems necessary.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell any securities.

2

Table of Contents 3 1. Executive Summary 2. Introduction to Abcam 3. Sustained Underperformance 4. Lack of Governance is Destroying Shareholder Value 5. Abcam Lacks Leadership and its Focus on Execution 6. The Board Requires Accountability to Shareholders 7. Dr. Jonathan Milner’s Experience and Plan for Value Creation 8. Conclusion

Executive Summary

- **The global markets that Abcam operates in are robust and growing and the Company continues to serve customers who are loyal and predictable.**
- **Management miscues can be easily fixed positioning Abcam to deliver value to shareholders in short, medium and long term.**
- **Abcam demonstrated sustained financial underperformance compared to its peers and the broader market.**
- **Board lacks shareholder mindset. Management and Board own less than 1% of shares outstanding combined lacking alignment with shareholders.**
- **Despite sustained underperformance, CEO remuneration is up over 216% since 2019.**

"Dr Milner clearly feels passionately about the issues he perceives and in light of his 6.3% shareholding, we believe that he is highly incentivised to drive the share price higher — he has given up multiple other Board positions in order to focus on Abcam." **–** Charles Weston, RBC Capital Research May 18, 2023



3 Year Share Price Return
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
-20.0%
-40.0%
-60.0%
4/21/2020
10/21/2020
4/21/2021
10/21/2021
4/21/2022
10/21/2022
ABCAM PLC
Russell 3000
Peer Median

4

Executive Summary (continued) 5 • Failure to Execute 5 - Year plan has led to excessive churn in leadership. • £109m in impairments and adjustments due to lack of focus. • Several weaknesses in internal controls. • Failed integration of ERP system led to ballooning costs. • Poor Record of Capital Allocation. • Peter Allen, Sally Crawford and Michael Baldock are responsible for these failures and are unfit for continued Board service. Vote “FOR” All of Dr. Jonathan Milner’s Proposals at the Extraordinary General Meeting -2 0 2 4 6 8 10 43800 43983 44166 44348 44531 44713 44896 Return on Invested Capital Weighted Average Cost of Capital Source: Bloomberg

Introduction to Abcam 6 Abcam is a global life science company supporting customers at the forefront of life science research. As an innovator in reagents and tools, Abcam’s purpose is to serve life science researchers globally to achieve their mission faster. Providing the research and clinical communities with tools and scientific support, the Company offers highly validated antibodies, assays, and other research tools to address important targets in critical biological pathways. Abcam’s worldwide customer base of approximately 750,000 life science researchers’ uses Abcam’s antibodies, reagents, biomarkers, and assays. • The global markets that Abcam operates in are robust and growing • Abcam continues to serve customers who are loyal and predictable • Abcam has a strong and highly skilled team of employees • Management miscues can be easily fixed positioning Abcam to deliver value to shareholders in short, medium and long term

Abcam Founder and Major Shareholder Dr. Jonathan Milner 7 Jonathan Milner founded Abcam in 1998 and led the Company onto the London Stock Exchange in 2005, which resulted in a ca. 2,000% share price uplift and culminated in Abcam becoming one of the most successful public companies, returning ca. 20x to investors by the time Jonathan handed the CEO reins over to Alan Hirzel in 2014. As Deputy Chairman, Jonathan guided Alan until October 2020 when he resigned from the Board thinking the business was in strong hands and when the market capitalization was ca. $5bn. Dr. Jonathan Milner is a 6.3% shareholder and has nominated himself for Executive Chairman at the upcoming Extraordinary General Meeting.

8 Management has lost focus on governance, execution, and cost control. This has led to value destruction and a share price that is materially below where it should be.

Sustained Share Price Underperformance 9 -100.0% -50.0% 0.0% 50.0% 100.0% 150.0% 200.0% 5 Year Share Price Return Return ABCAM PLC Russell 3000 Peer Median Source: Factset , looking from 4/21/23, JM resigned from the Board on 10/5/2020, peer group disclosed in appendix -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% 140.0% 3 Year Share Price Return ABCAM PLC Russell 3000 Peer Median -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% Share Price Returns From 10/5/2020 through 4/21/23 ABCAM PLC Russell 3000 Peer Median Share Price Performance Since JM Left 3 Year 5 Year Russell 3000 Index 23.1% 50.7% 49.9% Peer Group 3.4% 60.6% 105.0% Abcam - 4.5% 0.7% - 14.3% Underperformance vs Russell 3000 - 27.6% - 50.1% - 64.1% Underperformance vs Peer Group - 7.9% - 59.9% - 119.3%

10 Lack of Governance is Destroying Shareholder Value

Board Lacks Shareholder Mindset 11 There is no shareholder representation on the Board. Management and Board own less than 1% of shares outstanding combined lacking alignment with shareholders. Shareholder concerns are generally ignored, and leadership operates in an environment where limited perspectives ultimately result in the deterioration of shareholder value. Shareholder concerns are ignored, and leadership operate in an ‘echo chamber’ whereby limited perspectives are reinforced in a spin cycle of flawed decision making and value destruction. The role of a public company Board is to hold the executive team accountable for results, and under the current Chairman, the Board has failed in this regard. CALL TO ACTION: Abcam Founder and 6.3% shareholder Jonathan Milner will bring accountability and transparency back to the Abcam Board of Directors by refreshing the Board and responding to feedback from shareholders.

Changing Targets Mask Underperformance 12 The Remuneration Committee has full discretion on how to reward executives and directors on a year - to - year basis. Board has a hi story of “Moving the Goalposts” – performance metrics are continually altered or dropped and reporting metrics are inconsistent. Remuneration Program is not tied to effective performance metrics. The 2021 Performance Growth Incentive Plan (PGIP) is unfit fo r purpose. × Lack of transparency on how Remuneration Committee sets compensation × Lack of disclosed benchmarking versus its peers × No clear alignment of pay for performance × No reporting in constant currency since 2019 × Too much focus on revenue growth without managing costs × Lack of incentive for margin improvement and capital allocation × Executives are not properly incentivized to create long term shareholder value × Since 2019, CEO remuneration is up over 216% “We have also analyzed the PGIP share - based compensation scheme, which is largely revenue - growth focused and has a low ROCE hurdle that had the ability to be manipulated through M&A activity.“ – Charles Weston, RBC Capital Markets, May 18, 2023 CALL TO ACTION: Jonathan Milner will direct a thorough review of the remuneration policy to align with performance and the creation of long term shareholder value. Jonathan and the reconstituted Board will appoint a new Remuneration Committee chair.

US Listing Poorly Executed, Erosion of Shareholder Rights 13 Nasdaq listing poorly executed • The filing of SEC disclosure ‘weakness in financial controls’ shows lack of preparedness for US listing. • The listing aimed to attract new shareholders and yet it appears that no new major shareholders have joined the share register since Jonathan left the Board. • In reality, this appears to be a push for higher remuneration. • Nasdaq listing was intended to garner additional US analyst coverage however, since delisting from AIM: × Only expanded by one analyst in the US × Analyst coverage reduced from 8 to 2 analysts in the UK A result of the listing was the erosion of shareholder rights – The ADR Agreement with Citibank of 26 October 2020 left out the right for significant shareholders to call an EGM which is enshrined in UK law and constitutes a serious breach. CALL TO ACTION: Jonathan Milner will lead a review of the way the Company communicates with its shareholders and other financial stakeholders to ensure it is transparent, has frequent dialogue and is performing at the level expected of a company of Abcam’s size and international shareholder base.

14 Abcam Lacks Leadership and Focus on Execution

Failed to Execute 5 - Year Plan 15 1) Stated Goal: “Sustain and extend antibody and digital leadership” Poor management execution limited Abcam’s customer growth 2) Stated Goal: “Drive continued expansion into complementary market adjacencies” Abcam shareholders suffered impairments due to lack of focus on core competency: antibodies 3) Stated Goal: “Build organizational scalability and sustain value creation” Failed ERP integration led to cost overruns and destruction of shareholder value Frustrations by poor execution of the 5 - Year plan has led to excessive churn in leadership. Of the seven Senior Vice Presidents leading Abcam in 2019, only two remain. “We had adopted a Sell rating on the stock in September 2019 when the business launched a five - year investment plan, in response to slowing revenue growth and consistently missing guidance, but without much visibility or conviction into areas for fresh growth or a route map to return margins to where they had been in 2018.” – Cristian Glennie, Stifel Research Report, March 31, 2022

Asset Impairments and Adjustments Due to Lack of Focus 16 Shareholders are left to bear the expense of Impairments and Adjustments – The loss of focus on the operational business has led to unusually high impairments and management constantly having to add back adjusting items to favorably massage the financial metrics . Impairments and adjustments in FY2022 were substantial, £109m in total including: × £23.3m of share - based compensation × £26.4m of amortization × £18.3m of impairment charge following the failure to dispose of Firefly Bioworks asset Impairments and other operational issues have led to Abcam regularly falling short of its guidance eroding investor confidence.

Admitted Weaknesses in Internal Controls 17 According to Abcam’s FORM - 20F for the year ending December 31, 2022: × Inventory: “We identified that we did not design and maintain effective controls over inventory. Specifically, we did not design and maintain effective controls over the completeness, accuracy, existence, and valuation of inventory.” × Revenue and Accounts Receivable: “We identified inadequate or ineffective controls within our revenue cycle, resulting in a material weakness.” × Information Technology General Controls (“ITGC) - “We did not design and maintain effective controls over ITGC for all information systems relevant to the preparation of our financial statements, including Adminsite .” As of December 31, 2022, Abcam had remaining inadequate or ineffective controls within the inventory cycle, revenue and accounts receivable and ITGC - leading to material weaknesses. CALL TO ACTION: Jonathan Milner will lead a review into the financial reporting function of Abcam to ensure that investors have a thorough understanding of company performance and re - establish confidence in the business.

Enterprise Resource Planning (ERP) Failure – Ballooning Costs 18 In 2015, Abcam aimed to implement an ERP software solution to manage planning and process integration. The original estimate of the ERP integration was £23 - 29m and was expected to go live in 2017. Seven years later, the ERP integration remains incomplete and ineffective and has cost Abcam over $165m. This is an overspend of more than ca. $130m under the current management team. Reasons for management’s failed ERP integration: × From 2016 - 2022, there was a fundamental change of manufacturing needs. Management failed to recognize the change and integrate into the ERP × Management demonstrated an unwillingness to change from the original ERP design despite challenging technology integration × Breakdown of communications between management and program team “Implementation of the ERP system is well known as having disappointed, with a major impact on revenue in H2 2022.” - Charles Weston , RBC Europe Analyst Note, May 18, 2023 “At the FY22 results, management said there will not be a 'massive catch - up or ramp - up into 2023' for revenues lost from ERP and China issues at end - 22, and FY23 guidance implied a lower monthly growth trajectory going forwards which we could not understand.” – Charles Weston , RBC Europe Analyst Note, April 4, 2023 CALL TO ACTION: Jonathan Milner will lead a thorough review of the ERP system, its inflated costs and failed execution. This analysis will lead to an action plan which will further restore Abcam’s financial performance.

Poor Record of Capital Allocation 19 Management’s record of capital allocation is abysmal. Return on Invested Capital (ROIC) consistently dropped since Jonathan Milner resigned from the Abcam Board. Prior to his resignation, Abcam’s ROIC consistently exceeded its Weighted Average Cost of Capital. -2 0 2 4 6 8 10 43800 43983 44166 44348 44531 44713 44896 Return on Invested Capital Weighted Average Cost of Capital 7.1% (0.42)% CALL TO ACTION: Jonathan Milner intends to focus on prudent capital allocation with the primary goal of delivering long term value to shareholders. Source: Bloomberg

Abcam Key Metric Underperformance Since October 2020, which coincided with JM stepping down, the Company has lost focus. Costs, capital efficiency, margins have significantly underperformed. Meanwhile, CEO remuneration is up over 216% Source: Abcam Annual Reports 20 Year Revenues % growth (CER) EPS (adj. diluted) ROCE % Operating Profit (Adj) Operating Margin % (Adj) Carrying costs Adjusting items Cumulative software (ERP mainly) spend Cumulative CEO pay increase Share price 2019 9.2% 32.6p 20.8% £56.1m 21.6% (32.2%) £106.7m £27.5m £52m - ca.$22.00 2020 - 1.9% 16.6p 6.6% £50.6m 4.0% (17.0%) £154.4m £34.0m £67m - 9% ca.$20.00 2021 22% 20.6p 7.6% £60.4m 2.3% (19.2%) £190.0m £57.3m £89m +216% ca.$18.00 2022 7.8% 24.9p 8.9% £57.0m - 2.8% (21.1%) £228.0m £66.2m £130m +216% ca.$16.00

21 The Board Requires Accountability to Shareholders

Chairman Peter Allen Failed to Hold Management Accountable 22 × The Board are unable to execute a successful strategy under Chairman Peter Allen. The Chairman has failed to support the current management team and Board culminating in shareholder value destruction and a loss of focus during his tenure × The Chairman has failed to mentor and challenge the CEO appropriately × Mr. Allen is a member of the renumeration committee. Executives have not been held to account for their disproportionate remuneration demands, poor execution and poor cost controls. Meanwhile, Chairman Allen collects over $280K a year in Director fees from Abcam 40 60 80 100 120 140 160 180 17 18 19 20 21 22 23 (INDEX) ABCAM PLC - Total Return (INDEX) Russell 3000 - Total Return ABCAM PLC Source: Factset Track Record of Value Destruction During Chairman Peter Allen’s Tenure

23 Sally Crawford is Chair of the Remuneration Committee and a member of the Audit Committee. She is responsible for: × “Moving the Goalposts” – Compensation performance metrics are continually altered or dropped and reporting metrics are inconsistent × Lack of transparency and benchmarking for compensation targets × Since 2019, costs, capital efficiency, and margins have significantly underperformed. Meanwhile, CEO remuneration is up over 216% Sally Crawford is Unfit for Continued Board Service CALL TO ACTION: Jonathan Milner’s proposal at the EGM seeks to remove Sally Crawford from the Board and replace her with a qualified, independent candidate through a thorough candidate vetting process that includes the consideration of the remaining Board members, who he feels he can work well with.

24 Michael Baldock is an Executive Director and the Chief Financial Officer. He is responsible for: × £109m in impairments and adjustments in FY2022 × Material weaknesses in maintaining inadequate or ineffective controls within the inventory cycle, revenue and accounts receivable and ITGC × Failed listing on Nasdaq × Abysmal record of capital allocation including failure to effectively integrate ERP system × CFOs rarely serve on boards of US - listed public companies – they are not independent, and performance is a critical subject of board oversight × Removing Mr. Baldock from the Board will improve Abcam’s corporate governance by making the CFO function accountable to the Board and not vice versa × Several extremely highly qualified individuals, like William Kullback (recently CFO of BioLegend ) could assume the role if needed Michael Baldock is Unfit for Continued Board Service CALL TO ACTION: Jonathan Milner’s proposal at the EGM seeks to remove Michael Baldock from the Board and replace him with a qualified, independent candidate through a thorough candidate vetting process that includes the consideration of the remaining Board members, who he feels he can work well with.

25 Jonathan Milner’s Experience and Plan for Value Creation

Jonathan Milner’s expertise and shareholding make him uniquely positioned to quickly reverse this situation, restore shareholder trust and value and make Abcam the world leading antibody company once again x Instant deep and unique scientific, market and product expertise x An inside out knowledge of the Company as its Founder and one of the most successful AIM CEOs creating outstanding shareholder value x Understanding of shareholder concerns and shareholder representation x Strong track record in corporate governance and challenging and mentoring of the CEO x Operational and executional excellence x A laser sharp focus on costs and return to acceptable ROIC x Time, determination, and energy to solely concentrate on improving Abcam 26 What does Jonathan Milner bring to the Board and to Abcam?

My six pledges to you 1. My leadership will refocus and re - energize the management team 2. We will rapidly restore operational excellence, cost control, transparent investor relations and good governance 3. We will double down on our core competence – being the best in the world at antibodies and protein research tools 4. We will rapidly return to strong margins and EPS 5. We will return to building, not destroying, shareholder value 6. I will work tirelessly to achieve the above on behalf of shareholders, employees and customers 27 “Dr Milner clearly feels passionately about the issues he perceives and in light of his 6.3% shareholding, we believe that he is highly incentivised to drive the share price higher — he has given up multiple other Board positions in order to focus on Abcam.” – Charles Weston, RBC Capital Research May 18, 2023

Conclusion • The global markets that Abcam operates in are robust and growing and the Company continues to serve customers who are loyal and predictable. Management miscues can be easily fixed positioning Abcam to deliver value to shareholders in the short, medium and long term. • Abcam demonstrated sustained underperformance compared to its peers and the broader market. • Board lacks shareholder mindset. Management and Board own less than 1% of shares outstanding combined lacking alignment with shareholders. • Despite sustained underperformance, CEO remuneration is up over 216% since 2019 . • Failure to Execute 5 - Year plan exacerbated by £109m in impairments and adjustments, several material weaknesses in internal controls, and failed integration of ERP system. • Management’s record of capital allocation has been abysmal. • Peter Allen, Sally Crawford and Michael Baldock are responsible for these failures and are unfit for continued Board service. • Jonathan Milner is needed as Executive Chairman in order to turn Abcam around 28

VOTE IN SUPPORT OF JONATHAN MILNER’s PROPOSALS For the sake of all stakeholders, I urge shareholders to elect me to the position of Executive Chairman and vote for the proposals outlined below. I can support and constructively challenge the current management team, lead the Board appropriately and increase value for all shareholders. The proposals include: 1. The removal of Peter Allen, Michael Baldock, and Sally Crawford from office as Directors of the Company 2. The removal of any Director of the Company appointed after the Company’s receipt of the request to convene an EGM and before the occurrence of the meeting 3. The election of Jonathan Milner as a Director and appointment as Executive Chairman of the Board 4. A shareholder resolution to the Board to conduct a thorough search for candidates and appoint at least two other independent, highly qualified Directors to the Board promptly after the meeting 5. Company reimbursement of expenses of Jonathan Milner and affiliates incurred in connection with the foregoing matters 29

Questions? Contact: Georgeson 1290 Avenue of the Americas, 9th Floor New York, New York 10104 Shareholders in North America call: (877) 797 - 1153 Shareholders outside North America call: (781) 575 - 2137 By Email: FocusAbcam@Georgeson.com 30

Appendix

Peer Group Methodology 32 Jonathan used an independent, third party when identifying Abcam’s life science peer group. The life science peers used in this presentation are the same peers used in RBC Capital Markets research report on February 2, 2023. The RBC Capital Peers include: Avantor , Biomerieux , Bio - Rad, Bio - techne, Agilent, Bruker, Danaher, Qiagen, Illumina, Mettler - Toledo, Sartorius, Tecan, Thermo Fisher and Waters.

Dr. Jonathan Milner Bio 33 Dr Jonathan Milner, Founder of Abcam plc, is an experienced entrepreneur and investor and is passionate about supporting UK life science and high - tech start - ups. He has provided considerable investment, mentoring and support to over 80 companies and has assisted three technology companies to IPO on the London AIM Stock Exchange. Jonathan gained his doctorate in Molecular Genetics at Leicester University after graduating in Applied Biology at Bath. From 1992 – 95, he was a post - doctoral researcher at Bath, following which he worked at the University of Cambridge in the lab of Professor Tony Kouzarides studying breast cancer. He identified the market opportunity for supplying high - quality antibodies to support protein interaction studies, and in 1998, founded Abcam which is now the world’s leading supplier of antibody - based research reagents. Jonathan has resigned from all of his board positions except a NED position with HealX , a company he helped establish with Dr Tim Guilliams and Dr David Brown (who invented Viagra) that finds cures for rare childhood diseases. Jonathan also co - founded the Milner Centre for Evolution at the University of Bath with Professor Laurence Hurst in 2018 and the Milner Institute for Therapeutics at the University of Cambridge with Professor Tony Kouzarides in 2015.

Building Abcam 34 • Jonathan Milner founded Abcam in 1998 and is a 6.3% shareholder • Jonathan Milner built the company from £50m to become the world’s leading supplier of antibodies • Jonathan Milner listed the Company onto the London Stock Exchange in 2005 with a market capitalisation of £52m • By 2014 when Jonathan Milner handed the CEO reins over to Alan Hirzel : • Abcam had a 2,000% share price uplift • Ca. 20x return to investors – one of the most successful public companies ever • As Deputy Chairman, Jonathan guided Alan until October 2020 when he resigned from the Board thinking the business was in strong hands and when the market capitalization was ca.$5bn. Since October 2020, which coincided with JM stepping down, the Company has lost focus and significantly underperformed. The potential of Abcam to create value for shareholders remains enormous.